APPENDIX A

Name of Fund
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Target Managed VIP Portfolio

The Dow Dart 10 Portfolio

Global Dividend Target 15 Portfolio

S&P Target 24 Portfolio

Nasdaq Target 15 Portfolio

Value Line Target 25 Portfolio

First Trust 10 Uncommon Values Portfolio

The Dow Target Dividend Portfolio

First Trust Energy Portfolio

First Trust Financial Services Portfolio

First Trust Pharmaceutical Portfolio

First Trust Technology Portfolio


Amended April 28, 2005